EXHIBIT 23



  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated January 27, 2006 on the balance sheet of AEI Income and Growth Fund 26 LLC as of December 31, 2005 and the related statements of income, cash flows and changes in members' equity for the period from inception (March 14, 2005) to December 31, 2005 and our report dated January 27, 2006 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2005 and 2004 in the Form SB-2 Post-effective Amendment #5 Registration Statement including Supplement No. 5 of AEI Income and Growth Fund 26 LLC dated on or about November 20, 2006 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                   /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                   Certified Public
                                    Accountants


Minneapolis, Minnesota
November 20, 2006